Exhibit 10.33

LICENSE AGREEMENT

MICHIGAN FILE NOS. 800, 800p1, 926, 926p1, 926p2, 926p3, 938, 1019

and 1116 TECHNOLOGY

This is an Agreement, effective as of the 13th day of July, 1995 (the “Effective Date”), between Matrigen, Inc., a corporation incorporated in the State of Delaware, with its principal place of business in the State of Michigan located at 425 North Main Street, Ann Arbor, MI 48104-4833 (“MATRIGEN”), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). MATRIGEN and MICHIGAN agree as follows:

I .

BACKGROUND.

1.1	MICHIGAN has developed rights, including potential patent rights, in the “Technology” as defined below.

1.2	Drs. Steven Goldstein, Jeffrey Bonadio and Robert Levy have founded and are all shareholders of MATRIGEN and current or former employees of MICHIGAN, and have contributed to the creation of the Technology. They have elected and have agreed to receive rewards for commercialization of the Technology through the operation and ownership of MATRIGEN rather than through the royalty distribution policy of MICHIGAN.

1.2	MATRIGEN desires to obtain, and MICHIGAN, consistent with its mission of education and research, desires to grant a license of the Technology on the terms and conditions listed below.

II.

DEFINITIONS.

2.1	“Field of Use” shall refer to the field within which Products may be designed, manufactured, used and/or marketed under this Agreement, which shall be as follows:

(a)	With respect to the Technology described in Subparagraph 2.10 (a) below, “Field of Use” shall mean all fields except: (i) the delivery of cyto-skeletal inhibitors for treatment or prevention of cardiovascular disease and cardiovascular trauma; (ii) the use of heparin or dexamethasone for the treatment or prevention of restenosis or other cardiovascular disease or cardiovascular trauma; and (iii) the oral delivery of vaccines.

(b)	With respect to the Technology described in Subparagraphs 2.10 (b) and (c) below, “Field of Use” shall mean all fields.

2.2	“First Commercial Sale” shall mean the first sale of any Product by MATRIGEN or a Sublicensee, other than for use in clinical trials being conducted to obtain FDA or other governmental approvals to market Products.

2.3	“Improvement(s)” shall mean any invention which: (a) was invented in whole or in part by Jeffrey Bonadio, Steven Goldstein, or Robert Levy (each, a “Founding Scientist”); (b) was made within three years of the Effective Date; (c) is not, at the time the invention is made, subject to option, license, ownership or other proprietary rights by any private third party sponsor of research at MICHIGAN; and (d) is effectively practiced only by the coincident practice of Valid Claims of Licensed Patents identified as of the Effective Date on Exhibit “A”.

2.4	“Licensed Patent(s)” shall mean: (a) those patents and patent applications identified on Exhibit “A” attached hereto; (b) all patents and patent applications in which MICHIGAN has or acquires a property interest which cover an invention included in the Technology; (c) all patents and patent applications in which MICHIGAN has or acquires a property interest which cover an invention included in the Improvements, but only to the extent of the inventive contribution of the Founding Scientists*; and (d) substitutions, extensions, reissues, renewals, divisions, continuations, continuations-in-part and foreign equivalent patent applications and Patent Cooperation Treaty filings of or from (a), (b), or (c), and all patents issuing therefrom.

* In other words, where Founding Scientists are not the sole inventors at MICHIGAN of an Improvement, the license granted to that Licensed Patent under this Agreement will be non-exclusive, and MICHIGAN will reserve non-exclusive rights with rights of sublicense.

2.5	“Net Sales” shall mean the sum of all amounts received and all other consideration received (or, when in a form other than dash or its equivalent, the fair market value thereof when received) by MATRIGEN and its Sublicensees due to or by reason of the sale, distribution or use of Products, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by MATRIGEN or Sublicensees and not otherwise reimbursed: (a) refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; (b) customary trade, quantity and cash discounts actually allowed and taken; (c) excise, value-added, and sales taxes actually paid by MATRIGEN or Sublicensees for Products; and (d) shipping and handling charges actually paid by MATRIGEN or Sublicensees for Products.

2.6	“Parties,” in singular or plural usage as required by the context, shall mean MATRIGEN and/or MICHIGAN.

2.7	“Product(s)” shall mean: (a) any goods or services whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims; and (b) any goods or services incorporating, or the manufacture, use or sale of which utilizes Technology.

2.8	“Sublicensee(s)” shall mean any person or entity, including any affiliate of MATRIGEN, sublicensed by MATRIGEN under this Agreement to make, have made, use, market or sell Products within the Field of Use.

2.9	“Sublicensing Revenues” shall mean all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by MATRIGEN pursuant to any sublicense to a Sublicensee, excluding payments or other consideration reasonably documented by MATRIGEN and for or in the form of: (a) the purchase of MATRIGEN stock or other securities or evidences of ownership in MATRIGEN; (b) for or as reimbursement for the conduct of sponsored research or development; (c) for or as reimbursement for patenting or other out-of-pocket expenses; or (d) royalties on the sale or use of Products by a Sublicensee.

2.10	“Technology”, as used in this Agreement, shall mean all information, manufacturing techniques, data, designs or concepts (whether or not such specific information, manufacturing techniques, data, designs, or concepts are or become publicly known or available) covering:

(a)	the surface modified biodegradable nanoparticles and methods of making and using same, useful in delivering bioactive material into biological systems, developed by MICHIGAN’S employees Dr. Vinod Labhasetwar, Dr. Robert Levy, and Dr. Cunxian Song, as described in MICHIGAN’s Technology Management Office File Nos. 800, 800pl, and 938 all entitled “Surface Modified Biodegradable Nanoparticles and Methods of Making and Using Same,” and File No. 1019 entitled “Biodegradable Hydroxy-Terminated Poly (epsilon-caprolactone) – Polyether Multi-Block Biodegradable Co-polymers: Useful Drug Carriers for Biologically Active Agents,” encompassing U.S. Patent Application Nos. 08/369,541 and 08/389,893 both entitled “Surface Modified Biodegradable Nanoparticles and Methods of Making and Using Same;”

(b)

certain genes and means of transferring gene segments into cells of bone and other tissues, developed by MICHIGAN’S employees Dr. Jeffrey Bonadio, Dr. Jianming Fang, Dr. Steven Goldstein, Dr. Blake Roessler, and Dr. Wushan Yin, as described in MICHIGAN’S Technology Management Office File No. 926 entitled “Gene Transfer into Bone and

Tissues,” and File Nos. 926p1, 926p2 and 926p3 all entitled “Methods and Compositions for Stimulating Bone Cells,” encompassing U.S. Patent Application No. 08/199,780 entitled “Gene Transfer into Bone and Tissues,” No. 08/316,650 entitled “Methods and Compositions for stimulating Bone Cells,” and No. PCT/US95/02251 entitled “Methods and Compositions for Stimulating Bone Cells,” and a U.S. Patent Application filed June 7, 1995 entitled “Latent TGFß Binding Protein (LTBP) Genes, Compositions and Methods;” and

(c)	certain genes, gene segments and cDNA clones, all related to the TGFß-superfamily of genes, and a method for the isolation of such genes, developed by MICHIGAN’S employees Jeffrey Bonadio and Jianming Fang, as described in MICHIGAN’S Technology Management Office File No. 1116.

2.11	“Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

III.

GRANT OF LICENSE.

3.1	MICHIGAN hereby grants to MATRIGEN the exclusive, world-wide license under the Licensed Patents to make, have made, use, market and sell Products within the Field of Use; with the right to grant sublicenses to Sublicensees subject to the terms and provisions of Article 8 below.

3.2	MICHIGAN hereby grants to MATRIGEN the world-wide right to practice the Technology to make, have made, use, market and sell Products within the Field of Use. During the term of this Agreement MICHIGAN covenants not to enter into any agreement allowing any other party to commercially practice the Technology to make, have made, use, market or sell Products within the Field of Use.

3.3	It is understood that the fields reserved in Subparagraphs 2.1 (a) (i-iii) are so reserved by virtue of options to third parties to parties to acquire licenses (either to the Technology licensed in this Agreement or to related technologies under research funded by the third party) within the scope of these reserved fields which predate the Effective Date. In the event that any such option expires without exercise or, having been exercised, the rights granted revert to MICHIGAN during the term of this Agreement, then the “Field of Use” as defined herein shall be deemed expanded accordingly, and the Parties shall promptly amend that definition by written amendment to this Agreement.

3.4	MICHIGAN reserves the right to license and practice the Technology and the Licensed Patents for any purpose outside of the Field of Use, and the right to practice the Technology and the Licensed Patents solely for research and education purposes within the Field of Use.

3.5	MICHIGAN further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty-free license or licenses, with the right to sublicense, to all patent applications and resulting patents included in the Technology and the Licensed Patents, to the extent, that such grant of license(s) is or may be required by research funding agreements between MICHIGAN and the U.S. Government relating to the Technology or the Licensed Patents.

IV.

CONSIDERATION.

4.1	MATRIGEN shall pay MICHIGAN, with respect to each calendar quarter, a royalty equal to:

(a)	two percent of Net Sales for all Products defined under Subparagraph 2.7 (a) above; and

(b)	one-and one-half percent of Net Sales of MATRIGEN and Sublicensees for all other Products, where such Net Sales are generated within five years of the First Commercial Sale of any Products.

In any case where MATRIGEN reasonably demonstrates that Products are subject to market competition from products made by third parties using Technology, the royalty under Subparagraph 4.1 (b) for Net Sales generated by such Products while such competition exists shall be waived.

4.2	MATRIGEN shall also pay MICHIGAN a royalty equal to five percent of all sublicensing Revenues. All amounts paid under this Paragraph 4.2 pursuant to Sublicensing Revenues generated from a particular Sublicensee may be credited by MATRIGEN against any royalties accrued under Paragraph 4.1 pursuant to Net Sales generated by that Sublicensee.

4.3	The obligation to pay MICHIGAN a royalty under this Article 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined, shall be derived from the sale, distribution or use of such Product by MATRIGEN or Sublicensees at the stage of its highest invoiced value to unrelated third parties.

4.4	MATRIGEN shall transfer to MICHIGAN upon execution of this Agreement, shares of MATRIGEN stock according to the terms of the Stock Transfer Agreement which is attached hereto as Exhibit B. The Parties acknowledge that this transfer of stock is further consideration for the license rights herein granted, and that the royalty rates In Paragraphs 4.1 and, 4.2 have been agreed upon in recognition of this, further consideration. MATRIGEN’s material obligations under the Stock Transfer Agreement shall be deemed to be material obligations under this Agreement and uncured breach thereof shall give rise to the remedies set forth herein and otherwise provided by law or equity.

4.5	MATRIGEN and MICHIGAN shall execute, simultaneously with this Agreement, an agreement under which MATRIGEN shall fund continued research relating to the Technology by MICHIGAN for a minimum of twelve months. Such agreement shall be consistent with the procedures and terms contained in the Roundtable Research Agreement attached hereto as Exhibit “C”. MATRIGEN’s continuing responsibilities under such a research agreement, including a funding obligation of at least $600,000, are incorporated into this Article 4 as necessary consideration for the continuing license rights granted by this Agreement. A copy of the research agreement shall be attached to this Agreement as Exhibit “D” upon its execution.

V.

REPORTS.

5.1	Within 90 days after the close of each calendar quarter during the term of this Agreement (including the close of any calendar quarter immediately following any termination of this Agreement), MATRIGEN shall report to MICHIGAN all royalties accruing to MICHIGAN hereunder during such calendar quarter. Such quarterly reports shall indicate for each calendar quarter the gross sales and Net sales of Products by MATRIGEN and Sublicensees; such reports shall also indicate the source and amount of all Sublicensing Revenues and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation) , country of manufacture and country of sale of Products. In case no payment is due for any such period, MATRIGEN shall so report.

5.2	MATRIGEN shall promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary; MATRIGEN and Sublicensees shall consistently employ such system when rendering invoices thereon and henceforth agree to inform MICHIGAN, or its independent auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3	MATRIGEN shall keep, and shall require its Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the commutation and verification of payments to be made as provided by this Agreement; which records and books shall be open for inspection upon reasonable notice during business hours by an independent certified public accountant reasonably selected by MICHIGAN, for the purpose of verifying the amount of payments due and payable. Said right of inspection will exist for five years from the date of origination of any such record (this five year right of inspection shall not be deemed to foreshorten any statute of limitations period applicable to any potential claim), and this requirement and right of inspection shall survive any termination of this Agreement. MICHIGAN shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to MICHIGAN in excess of 10 percent, then said inspection shall be at MATRIGEN’s expense and such underpayment shall become immediately due and payable to MICHIGAN.

5.4	The reports provided for hereunder shall be certified by an authorized representative of MATRIGEN to be correct to the best of MATRIGEN’s knowledge and information.

VI.

TIMES AND CURRENCIES OF PAYMENTS.

6.1	Payments accrued during each calendar quarter shall be due and payable on the date each quarterly report is due (as provided in Paragraph 5.1), shall be included with such report and shall be paid in United States dollars. All payments due hereunder shall be made either by wire transfer to such account and according to such reasonable deposit instructions as may be identified by MICHIGAN from time to time or by check made payable to “The Regents of The University of Michigan,” and sent according to the instructions for notices set forth hereinbelow.

6.2	On all amounts outstanding and payable to MICHIGAN, interest shall accrue from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at such lower rate as may be required by law.

6.3	Where Net Sales are generated or Sublicensing Revenues are received in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the closing selling rate for such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the calendar quarter during which such payments are received by MATRIGEN or Sublicensees (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York).

6.4	Except as provided in the definition of Net Sales or as required by law, all royalty payments to MICHIGAN under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by MATRIGEN or Sublicensees.

VII.

COMMERCIALIZATION.

7.1	It is understood that MATRIGEN has the responsibility, as between MATRIGEN and MICHIGAN, to do all that is necessary for any governmental approvals to sell Products.

7.2	MATRIGEN agrees to use reasonable efforts to develop Products, obtain all government approvals necessary, and manufacture and sell Products at the earliest possible date; to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand; and to make the benefits of the Products reasonably available to the public at all times during the term of this Agreement.

7.3	To the extent required by law (including the extent to which MICHIGAN is required by 37 CFR 401.14 to require this obligation of MATRIGEN), MATRIGEN agrees to substantially manufacture or have manufactured all Products in the United States.

7.4	Within 15 days of the First Commercial Sale of each Product, MATRIGEN shall report by written letter to MICHIGAN the date and general terms of that sale.

7.5	MATRIGEN shall, to the extent consistent with prudent business judgment, maintain a principal business office within the State of Michigan for at least three years following the Effective Date.

7.6	Nothwithstanding Paragraph 7.2, MATRIGEN shall submit a complete Investigational New Drug or Investigational Device Exemption application with the FDA by the fourth anniversary of the Effective Date. If no such application is made, then for 90 days after the fourth anniversary of the Effective Date the Parties shall negotiate in good faith a binding schedule under which MATRIGEN shall submit applications and obtain full government approval for Products. Failure to establish such a schedule by agreement of the Parties within said ninety days, and failure of MATRIGEN to adhere to the schedule once established, shall result in the immediate conversion of MATRIGEN’s rights under this Agreement from exclusive to non-exclusive, and the deletion of MICHIGAN’s covenants under Paragraph 3.2 from this Agreement.

7.7	Nothwithstanding Paragraph 7.2, if MATRIGEN has not received at least $1 million in equity investment, research support or other revenue, in addition to all amounts committed or provisionally committed, to MATRIGEN as of the Effective Date, by the fourth anniversary of the Effective Date, then MICHIGAN may at its option convert MATRIGEN’s rights hereunder from exclusive to non-exclusive, and delete MICHIGAN’s covenants under Paragraph 3.2 from this Agreement immediately on notice to MATRIGEN.

7.8	MATRIGEN shall provide annual reports to MICHIGAN summarizing in reasonable detail MATRIGEN’s and its Sublicensees’ activities related to the development of Products, obtaining of government approvals, and satisfaction of MATRIGEN’s duties under Paragraph 7.2.

VIII.

SUBLICENSING.

8.1	MATRIGEN shall have the exclusive right to grant sublicenses to its rights under Article 3 above to Sublicensees, to make, have made, use, market and sell Products within the Field of Use.

8.2	MATRIGEN shall notify MICHIGAN of every sublicense agreement and each amendment thereto, within 30 days after its execution, and indicate the name of the Sublicensee, the territory of the sublicense, and the scope of the sublicense.

8.3	Any sublicense granted by MATRIGEN under this Article 8 shall provide for its termination upon termination of this Agreement.

8.4

All sublicenses shall be consistent with the terms and conditions of this Agreement, and shall contain acknowledgments by the Sublicensee of MICHIGAN’s rights in the Technology and Licensed Patents, and the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 12 below. All sublicenses shall also contain provisions under which the

Sublicensee accepts the obligation, consistent with MATRIGEN’s obligations hereunder, to: (a) keep records and permit inspection and audit thereof; (b) avoid improper representations or responsibilities; (c) defend, hold harmless, and indemnify MICHIGAN; (d) purchase and maintain insurance (except where MATRIGEN itself provides such insurance); (e) control the export of Products; (f) restrict the use of MICHIGAN’s name; and (g) properly mark Products with patent notices. The terms which MATRIGEN is obligated to require from Sublicensees are more specifically set out in Paragraphs 5.3, 12.4 13.1, and 13.3, and Articles 17, 18 and 19, respectively, herein.

IX.

OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1	MATRIGEN acknowledges MICHIGAN’s ownership interest in all Licensed Patents as defined in Paragraph 2.4 (a) above.

9.2	MICHIGAN employees might be engaged as employees or consultants to MATRIGEN or Sublicensees, during the time of their employment with MICHIGAN. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed by developers/inventors acting as employees of or consultants to MATRIGEN or Sublicensees, and persons concurrently employed by MICHIGAN constitute part or all of that group of developers/inventors, then MATRIGEN shall disclose to MICHIGAN full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers/inventors.

9.3	MATRIGEN acknowledges that MICHIGAN employees have certain obligations to MICHIGAN with respect to any invention, discovery or computer software which is conceived, reduced to practice or developed in whole or in part with the use of MICHIGAN funds, facilities or equipment, as part of research sponsored at MICHIGAN, or in the course of the performance of duties for MICHIGAN. These obligations include duties to disclose and assign such inventions, discoveries and computer software to MICHIGAN. Such obligations of MICHIGAN employees are not superseded by this Agreement. (However, MICHIGAN does not by this Agreement exert any claim to, or require any acknowledgement by MATRIGEN of, rights to inventions, discoveries or computer programs not conceived, reduced to practice or developed in whole or in part with the use of MICHIGAN funds, facilities or equipment, as part of research sponsored at MICHIGAN, or in the course of the performance of duties for MICHIGAN.)

X.

PATENT APPLICATIONS AND MAINTENANCE.

10.1	MICHIGAN shall administer and control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings, using patent counsel reasonably acceptable to MATRIGEN. MICHIGAN shall consult regularly with MATRIGEN and, through the opportunity to review drafts and all correspondence with U.S. and foreign patent offices, and the right to consult on a full disclosure basis with MICHIGAN’s patent counsel, MICHIGAN shall endeavor to provide MATRIGEN a meaningful opportunity to review and participate in all decisions regarding the filing, prosecution and maintenance of the Licensed Patents. MATRIGEN shall, at its own expense, perform all actions and execute or cause to be executed all documents reasonably necessary to support such filing, prosecution, or maintenance.

10.2	MICHIGAN may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. In the event that MICHIGAN makes such decision, MICHIGAN shall notify MATRIGEN promptly and in sufficient time to permit MATRIGEN at its sole discretion to continue such prosecution or maintenance at MATRIGEN’s expense. If MATRIGEN elects to continue such prosecution or maintenance, MICHIGAN shall execute such documents and perform such acts at MATRIGEN’s expense as may be reasonably necessary for MATRIGEN to so continue such prosecution or maintenance.

10.3	MATRIGEN shall reimburse patent expenses paid by MICHIGAN as follows: MICHIGAN shall provide notice to MATRIGEN of all reasonable and necessary out-of-pocket expenses paid by MICHIGAN in external monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; but not including any part of any MICHIGAN employee’s salary.

The first such notice of expenses provided by MICHIGAN shall include all such expenses incurred by MICHIGAN up to the Effective Date with respect to all Licensed Patents. MATRIGEN shall reimburse MICHIGAN for all such expenses within one year of the first approval granted by the FDA allowing the sale of any Product, but in no case later than the fifth anniversary of the Effective Date.

With regard to expenses which are incurred from the Effective Date forward, MATRIGEN shall reimburse MICHIGAN for all such expenses within 30 days of receipt of notice and reasonable documentation (including attorney invoices) of such expenses.

MATRIGEN shall not be required to reimburse expenses for which MICHIGAN has actually been reimbursed by any third party under agreement with MICHIGAN specifically requiring reimbursement of these expenses (MICHIGAN shall require, from any other commercial licensee of the Licensed Patents outside of the Field of Use, reimbursement to MICHIGAN of a fraction of the patent expenses for the Licensed Patents licensed to that licensee). MATRIGEN shall not be required to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings, unless such filings have been requested by MATRIGEN; however, in any case where MATRIGEN fails to timely reimburse MICHIGAN for any above-described expenses (whether or not related to filings requested by MATRIGEN), any patent applications or resulting patents to which such unreimbursed expenses relate shall not be included in the definitions of “Technology” and “Licensed Patents” herein.

XI.

INFRINGEMENT.

11.1	MATRIGEN shall have the first option to police the Licensed Patents and Products against infringement by other parties within the Field of Use. This right includes the right to defend any action for declaratory judgment of noninfringement or invalidity as well as prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection; provided, however, that any such settlement shall only be made with the advice and consent of MICHIGAN, which consent shall not be unreasonably withheld. MICHIGAN shall provide reasonable assistance to MATRIGEN with respect to such actions, provided MATRIGEN shall reimburse MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at MATRIGEN’s request or reasonably required by MICHIGAN. In the event MATRIGEN elects to institute any such action or suit, MICHIGAN shall consent to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 11.1.

11.2

If MATRIGEN shall institute an action for infringement of a Licensed Patent or defend a declaratory judgment or other action with respect to a Licensed Patent, any portion of any resulting settlement payments or damages awarded which is received by MATRIGEN, less MATRIGEN’s actual outside attorney fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to employees of MATRIGEN or Sublicensees) paid and unrecovered by MATRIGEN, shall be paid 75 percent to MATRIGEN and 25 percent to MICHIGAN.

11.3	If MATRIGEN fails to take action to abate any alleged infringement of a Licensed Patent within 60 days of a reasonable request by MICHIGAN to do so (or within such shorter period which might be required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN shall have the right to take such action (including prosecution of a suit) at its expense and MATRIGEN shall use reasonable efforts to cooperate in such action, at MATRIGEN’s expense. If MICHIGAN elects to institute any such action or suit, MATRIGEN agrees to be named as a nominal party therein at MICHIGAN’s request. MICHIGAN shall have the authority to settle on such terms as MICHIGAN shall determine, except that: (a) MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patents in the Field of Use without the consent of MATRIGEN, which consent can be withheld for any reason; and (b) MICHIGAN shall not reach any settlement affecting the scope of the Licensed Patents without the consent of MATRIGEN, which consent shall not be unreasonably withheld. MICHIGAN shall retain 100 percent of any recovery or settlement under this Paragraph 11.3, after reimbursement to MATRIGEN of any out-of-pocket expenses incurred by MATRIGEN at MICHIGAN’s request in furtherance of such action (such payment not to exceed the recovery or settlement amounts actually received by MICHIGAN).

11.4	MATRIGEN shall promptly notify MICHIGAN in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents within the Fields of Use, and of the initiation of any legal action by MATRIGEN or by any third party with regard to any alleged infringement or noninfringement. MATRIGEN shall in a timely manner keep MICHIGAN informed and provide copies to MICHIGAN of all documents regarding all such proceedings or actions instituted by MATRIGEN.

XII.

NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY.

12.1	MICHIGAN, including its fellows, officers, employees and agents acting in their capacities for MICHIGAN, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in MICHIGAN.

12.2

MICHIGAN, INCLUDING ITS FELLOWS, OFFICERS, EMPLOYEES AND AGENTS ACTING IN THEIR CAPACITIES FOR MICHIGAN, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO

DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY MATRIGEN OR SUBLICENSEES OF PRODUCTS.

12.3	Except to the extent resulting from the gross negligence or intentional misconduct of MICHIGAN, the entire risk as to performance of Products made, used, sold or otherwise distributed by MATRIGEN or Sublicensees under this license is assumed by MATRIGEN and Sublicensees; and in no event shall MICHIGAN, including its fellows, officers, employees and agents, be responsible or liable for any direct, indirect,” special, incidental, or consequential damages or lost profits to MATRIGEN, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its fellows, officers, employees or agents may have been advised of the possibility of such damage.

12.4	MATRIGEN shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 12.

XIII.

INDEMNITY; INSURANCE.

13.1	Except to the extent resulting from the gross negligence or intentional misconduct of MICHIGAN, MATRIGEN shall defend, indemnify and hold harmless and shall require its Sublicensees to defend, indemnify and hold harmless MICHIGAN, including its fellows, officers, employees and agents acting in their capacities for MICHIGAN, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other out-of-pocket expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with any of the following:

(a)	Any manufacture, use, sale or other disposition by MATRIGEN, Sublicensees or their transferees of Products;

(b)	The direct or indirect use by any person of Products made, used, sold or otherwise distributed by MATRIGEN or Sublicensees;

(c)	The use by MATRIGEN or Sublicensees of the Technology or the Licensed Patents.

13.2	MICHIGAN shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 13.1 above.

13.3	Prior to any distribution of any Product by MATRIGEN or Sublicensees for any human clinical trials, any commercial sale, or any other distribution for a Product’s use by an end user, MATRIGEN shall purchase and maintain in effect or require its Sublicensee as to such Product to purchase and maintain in effect a policy of product liability insurance providing reasonable coverage for all indemnification obligations of MATRIGEN and its Sublicensees hereunder with respect to such Product. Each such policy shall specify MICHIGAN, including its fellows, officers and employees acting in their capacities for MICHIGAN, as an additional insured. MATRIGEN shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

13.4	MICHIGAN shall obtain, from any other commercial/licensee of the Licensed Patents and the TECHNOLOGY outside of the Field of Use, Indemnification and insurance obligations substantially equivalent to those required of MATRIGEN hereunder (MICHIGAN may allow third parties to self-insure where the third party demonstrates assets and abilities to so self-insure in MICHIGAN’S reasonable discretion).

XIV.

TERM AND TERMINATION.

14.1	Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(a)	Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(b)	MICHIGAN’S rights to inspect books and records as described in Article 5, and MATRIGEN’s obligations to keep such records for the required time;

(c)	Obligations to hold harmless, defend and indemnify MICHIGAN under Article 13;

(d)	Any cause of action or claim of MATRIGEN or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

(e)	The general rights, obligations, and understandings of Articles 2, 12, 17, 18, 19, 27 and 28;

(f)	All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.2	This Agreement will become effective on its Effective Date and, unless sooner terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the later of: (a) expiration of the last to expire of the Licensed Patents, (b) the seventh anniversary of the date of the First Commercial Sale, or (c) the tenth anniversary of the Effective Date.

After the termination of this Agreement only according to this Paragraph 14.2 (not for sooner termination under another, specific provision of this Agreement), MATRIGEN shall retain a paid-up, world-wide, non-exclusive, royalty-free right to use and practice the Technology for any purpose; provided that MATRIGEN’s and Sublicensees’ indemnification obligations under Paragraph 13.1 shall survive such termination of this Agreement.

14.3	If MATRIGEN shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or if either Party shall commit any material breach of any covenant or promise herein contained, and shall fail to remedy any such default, breach or report within 60 days after notice thereof by the other Party specifying such default (15 days with, respect to non-payment of monies by MATRIGEN), then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to either Party’s other legal rights for breach of this Agreement.

14.4	MATRIGEN may terminate this Agreement at any time by giving MICHIGAN a notice of termination, effective 90 days thereafter. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, MICHIGAN shall have the right to enter into agreements with others for the manufacture, sale, and/or use of Products which shall not however be effective until the effective date of such termination by MATRIGEN.

XV.

ASSIGNMENT.

Due to the unique relationship between the Parties, this Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that MATRIGEN shall have the right to assign this Agreement to any successor entity by merger or acquisition or to any purchaser of substantially all of MATRIGEN’s business, without the consent of MICHIGAN, upon written agreement by the intended assignee to accept all of the terms and conditions of this Agreement.

XVI.

REGISTRATION AND RECORDATION.

16.1	If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which MATRIGEN or Sublicensees would do business, MATRIGEN will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by MATRIGEN to MICHIGAN.

16.2	Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by MATRIGEN at its expense, and appropriately verified proof of recordation shall be promptly furnished to MICHIGAN.

XVII.

LAWS OF THE UNITED STATES; EXPORT.

17.1	This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2	MATRIGEN shall comply, and shall require its Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to MATRIGEN’s or its Sublicensees’ activities hereunder. MATRIGEN shall obtain, and shall require its Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by applicable law or regulations, and MATRIGEN hereby gives such written assurances as may be required under applicable regulations to MICHIGAN.

XVIII.

USE OF MICHIGAN’S NAME.

MATRIGEN shall refrain from using and shall require Sublicensees to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. MICHIGAN will discuss in good faith requests by MATRIGEN to use MICHIGAN’S name; and prior written approval shall not be unreasonably withheld for securities reports required by the Securities and Exchange Commission and to the extent legally required in offering memoranda or other documentation in connection with the sale of securities. Reports in scientific literature and presentations of joint research and development work are not considered publicity. Upon request of MATRIGEN, the Parties shall negotiate in good faith to design a statement, pro-approved by MICHIGAN for MATRIGEN’s continuing use (within agreed-upon parameters), noting the development of the Technology at MICHIGAN.

XIX.

PRODUCT MARKING.

MATRIGEN shall mark, and shall require Sublicensees to mark, Products with the appropriate patent notice as are approved by MICHIGAN, such approval not to be unreasonably withheld.

XX.

NOTICES.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party shall be in writing, and given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions, of this Paragraph shall be effective when mailed.

To MICHIGAN:	The University of Michigan Technology Management Office Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280

File No. 800/926

To MATRIGEN:	Matrigen, Inc. 425 North Main Street Ann Arbor, MI 48104-4833

XXI.

INVALIDITY.

If any term, provision, or covenant of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

XXII.

ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties.

XXIII.

WAIVER.

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

XXIV.

ARTICLE HEADINGS.

The Article headings, herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

XXV.

NO AGENCY RELATIONSHIP.

The relationship between the Parties is that of independent contractor and contractee. Neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

XXVI.

FORCE MAJEURE.

Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

XXVII.

GOVERNING LAW.

This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

XXVIII.

JURISDICTION AND FORUM.

The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should MATRIGEN bring any claim, demand or other action against MICHIGAN, its fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, MATRIGEN agrees to bring said action only in the Michigan Court of Claims.

XXIX.

PROVISIONAL EFFECTIVE PERIOD.

This Agreement shall be effective as of the Effective Date noted above, and (notwithstanding Article 14) shall have a provisional term of exactly 30 days. During this term, MATRIGEN shall use its best efforts to demonstrate to MICHIGAN completion of the following:

(a)	Stock transfers making Drs. Steven Goldstein, Jeffrey Bonadio and Robert Levy shareholders in MATRIGEN (to be completed by or simultaneously with the execution of this License Agreement);

(b)	Stock transfers generating at least $250,000.00 in cash equity investment (to be completed by or simultaneously with the execution of this License Agreement); and

(c)	A sublicense agreement, or sponsorship agreement covering research on the Technology, with a Product research and development partner, under which MATRIGEN will receive funds at least equivalent to MATRIGEN’s funding obligation in the research sponsorship agreement described in Paragraph 4.5 above.

Promptly after the demonstration to MICHIGAN (within the 30 day term) of the completion of elements (a-c) by MATRIGEN, the Parties shall update this Agreement by executing a written amendment deleting this Article 29 from the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR MATRIGEN, INC.		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ Steven A. Goldstein	By	/s/ Robert L. Robb
	(authorized representative)		(authorized representative)
Typed Name	STEVEN A. GOLDSTEIN	Typed Name	Robert L. Robb
Title	President	Title	Director, Technology Management Officer
Date	7-20-95	Date	7-13-95

EXCLUSIVE LICENSE-MATRIGEN-7/11/95